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                                    Exhibit 99



FOR IMMEDIATE RELEASE

                                   Investor and Media Contact: Robert L. Saxton
                                                                Alliance Gaming
                                                                 (702) 270-7600

ALLIANCE GAMING UPDATES GUIDANCE FOR FISCAL 2001 AND PROVIDES FIRST GUIDANCE FOR FISCAL 2002


LAS VEGAS, June 25, 2001 -- Alliance Gaming Corp. (Nasdaq: ALLY) today announced updated earnings guidance for its fiscal year ending June 30, 2001 and its first guidance for fiscal 2002. The Company also announced that it has completed a total refinancing of its senior debt, and has elected to terminate the sale of its Nevada Route.

The Company will hold a conference call on Tuesday, June 26th at 11 a.m. PDT (2 p.m. EDT) to discuss these and other topics. The Company intends to broadcast the conference call live over the Internet. All interested parties are asked to log in to the call at www.ally.com (Investor Relations) approximately 10 minutes prior to the start of the call.

Fiscal Year 2001 Guidance
-------------------------

For the fiscal year ended June 30, 2001, prior to certain charges related to the refinancing and the termination of the sale of the Nevada Route (which are more fully described below) the Company expects to earn approximately $2.20 per share. The Company will however report earnings of approximately $1.27 per share for the 2001 fiscal year net of the charges which total $9.8 million (or $0.93 per annual weighted average diluted share). Revenues and EBITDA for the same period are expected to be approximately $525 million and $87 million, respectively.


Fiscal Year 2002 Guidance
-------------------------

The Company today has also announced its first guidance for fiscal year 2002. Fully diluted earnings per share is expected to range between $3.05 and $3.15. Total revenues are projected to be $590 million, while EBITDA is expected to grow to $105 million.


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Senior Debt Refinancing
-----------------------

The Company has completed a total refinancing of its $230 million senior bank debt. The new credit facility consists of a $190 million, 5.5 year term loan, and a $25 million revolver with a 5 year term, which is currently undrawn. The Company has the ability to expand the revolver by an additional $15 million any time before December 31, 2002. Banc of America Securities LLC was the sole lead bank. Proceeds from this facility will be used to repay existing bank debt, pay-off approximately $14 million of gaming equipment operating leases, and pay certain transaction costs. The Company will record a non-cash charge in the current quarter of approximately $3.2 million, ($0.29 per share for the quarter) to write-off the un-amortized portion of financing costs relating to its previous senior debt.

"This new credit facility and more importantly our relationship with Bank of America will provide the company with both increased financial flexibility and liquidity," stated Robert Saxton Senior Vice President and Chief Financial Officer. "The terms and conditions are superior to our previous facility while the interest rates are approximately 100 basis points lower."

As of June 30, 2001, the Company will have approximately $340 million of total debt consisting of the new $190 million senior term debt and its existing $150 million 10% subordinated debentures due 2007. As of June 30, 2001, the Company's ratio of debt to projected EBITDA (leverage ratio) is expected to be 3.9 times. This is a significant improvement over the prior year's ratio of 6.6 times at June 30, 2000.

Termination of the Nevada Route Sale
-------------------------------------

Along with the new credit facility and the substantial increase in both stability and profitability over the past year, the Company has elected to terminate the sale of its Nevada Route. The sale agreement, which contained certain termination options, was entered into in August of 2000 for a selling price of $112 million in cash and $6 million in preferred stock. From the sale, the Company expected to net approximately $95 million in cash, which under an agreement with its previous bank, was to be applied to its senior term debt. The reduction in this debt would have provided approximately $9.5 million in annual interest savings. However the Nevada Route is expected to produce in excess of $21.0 million of EBITDA on $202 million in revenues for fiscal 2001, therefore its sale would not have been accretive to the overall earnings of the Company. Additionally, the gain resulting from this sale would have significantly reduced the Company's almost $90 million of Net Operating Loss carryforwards (NOL's) effectively eliminating the estimated $30 million offset against future federal income taxes. The Company will take a charge of approximately $6.6 million, ($0.58 per share for the quarter) for the transaction breakup fee and related expenses.

Fourth Quarter 2001 Update
--------------------------

For the quarter ending June 30, 2001, the Company expects to post, after the effect of the one-time charges associated with the refinancing and termination of the Nevada route sale aggregating $9.8 million or $0.87 per share, a loss of approximately ($0.17) per share. Prior to these unusual charges, the Company expects to earn approximately $0.70 per share for the quarter.


During the June 2001 quarter, the Company introduced its latest wide-area progressive game, Millionaire 7s. This is the third game on the Thrillions platform to be licensed in each of the major jurisdictions, and marks another milestone in the penetration of the recurring revenue market. The Company's new EVO platform is now approved at GLI for Native American installations. EVO is also progressing through the other major jurisdictions and approvals are expected by the end of this summer. In June, our first EVO video wide area progressive on the Thrillions platform, Popeye (tm), was submitted to GLI with an approval expected within 45 days. Additional game submissions will follow in each jurisdiction as the EVO platform is approved.


"Fiscal 2001 has been a significant transition year for Alliance Gaming," stated Robert Miodunski, President and Chief Executive Officer. " We have accomplished a number of critical initiatives that will position the Company to accelerate its growth in the near future. Fiscal 2001 also marks the first profitable year for the Company since its acquisition of Bally Gaming in 1996. This new credit facility, along with the substantial and stable cash production provided from the Company's Route Operations and Casino Operations, will enable us to continue to leverage the growth assets within Bally Gaming and Systems, and this is reflected in the 40% growth in earnings per share we are currently projecting for 2002."

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide, and is the nation's largest gaming machine route operator and operates two casinos. Additional information about the Company can be found on the Alliance Gaming web site at www.ally.com.


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This news release may contain "forward-looking" statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.
Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company's filings with the Securities and Exchange Commission.

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